PROMISSORY NOTE

$289,997.72	May 31, 2013

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, IDS Solar Technologies, Inc., a Nevada Corporation, ("Maker") hereby promises to pay to the order of Bruce R. Knoblich ("Holder") the sum of TWO HUNDRED EIGHTY NINE THOUSAND NINE HUNDRED NINETY-SEVEN DOLLARS ($289,997.72). This note shall bear interest at the rate of five percent (5%) per annum. All principal and interest due hereunder shall be paid on or before November 30, 2013.

This note supersedes the Note dated February 27, 2013 for $183,497.72 between IDS Solar Technologies, Inc. and Bruce R. Knoblich and incorporates the principal balance into this promissory note.

Maker hereby waives presentment, dishonor, notice of dishonor and protest. All parties hereto consent to, and Holder is expressly authorized to make, without notice, any and all renewals, extensions, modifications, or waivers of the time for or the terms of payment of any sum or sums due hereunder, or under any documents or instruments relating to or thereof or the taking or release of collateral securing this Note. Any such action by Holder shall not discharge the liability of any party to this Note.

This Note shall be governed by and construed in accordance with the laws of the State of Nevada without regard to conflict of law principles. Maker shall also pay Holder any and all costs of collection incurred in connection with this Note, including court costs and reasonable attorney's fees.

IDS Solar Technologies, Inc.

/s/ Bruce R. Knoblich

Bruce R. Knoblich